EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE VIP TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura VIP Emerging Markets Series (formerly, Macquarie VIP Emerging Markets Series)	Effective as of April 19, 2001
Nomura VIP Small Cap Value Series (formerly, Macquarie VIP Small Cap Value Series)	Effective as of April 19, 2001
Nomura Fund for Income Series (formerly, Macquarie Fund for Income Series)	Effective as of October 4, 2019
Nomura VIP Growth and Income Series (formerly, Macquarie VIP Growth and Income Series)	Effective as of October 4, 2019
Nomura VIP Growth Equity Series (formerly, Macquarie VIP Growth Equity Series)	Effective as of October 4, 2019
Nomura VIP Investment Grade Series (formerly, Macquarie VIP Investment Grade Series)	Effective as of October 4, 2019
Nomura Limited Duration Bond Series (formerly, Macquarie Limited Duration Bond Series)	Effective as of October 4, 2019
Nomura VIP Opportunity Series (formerly, Macquarie VIP Opportunity Series)	Effective as of October 4, 2019
Nomura VIP Total Return Series (formerly Macquarie VIP Total Return Series)	Effective as of October 4, 2019

AGREED AND ACCEPTED:
DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE VIP TRUST for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/ Managing Director	Title:	President/Senior Managing Director